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For Information: Paul Dufour                               For Immediate Release
Telephone:(972) 401-7391                                   October 06, 2003

                      IMCO RECYCLING COMPLETES REFINANCING

         Irving, Texas - - IMCO Recycling Inc. (NYSE:IMR) today announced that it has refinanced virtually all of its existing indebtedness through the sale of $210 million of 10 3/8% senior secured notes due 2010 and the arrangement of a new, four-year $120 million senior secured revolving credit facility.

         Proceeds from the sale of the notes and initial borrowings under the new senior revolving credit facility will be used to repay amounts outstanding under the company's previous senior credit facility; to repay certain foreign debt; to repurchase trade receivables previously sold under the company's receivables sale facility and terminate that facility; and to pay fees and expenses resulting from the refinancing.

         Don V. Ingram, IMCO Recycling's chairman and chief executive officer, said the sale of the new senior secured notes and the arrangement of the new senior revolving credit facility "simplifies our capital structure, consolidates our debt into a long-term arrangement and makes funds available for future growth."

         The 10 3/8% notes were sold by IMCO Recycling at an issue price of 99.383% and mature on October 15, 2010. Interest will be payable on April 15 and October 15 of each year with the first interest payment date being April 15, 2004. Some or all of the notes may be redeemed at any time after October 15, 2007.

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In addition, up to 35 percent of the notes may be redeemed using the proceeds of certain equity offerings completed before October 15, 2006.

         This news release does not constitute an offer to sell or the solicitation of an offer to buy the senior secured notes. The notes will not be registered under the Securities Act of 1933 or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemptions from such registration requirements.

         Forward-looking statements made in this news release concerning future growth are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that actual results could differ materially from those described therein. These risks and uncertainties would include, without limitation, the company's ability to successfully expand its business operations and make acquisitions on terms favorable to it.

         IMCO Recycling Inc. is one of the world's largest recyclers of aluminum and zinc. The company has 22 U.S. production plants and five international facilities located in Brazil, Germany, Mexico and Wales. IMCO Recycling's headquarters office is in Irving, Texas.

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